UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2013

LOTON, CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-167219	98-0657263
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

4751 Wilshire Boulevard, Third Floor Los Angeles, CA	90010
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 2, 2013, Loton, Corp. (“Loton”) entered into a Secured Convertible Note Purchase Agreement, (the “Purchase Agreement”), dated as of March 25, 2013, as investor and collateral agent, with Penzance, LLC, d/b/a Acheven, LLC, a California limited liability company (the “Company”). Penzance, LLC designs and develops Cost Per Click (CPC) advertising campaigns and distributes them across the web utilizing its proprietary technology platform and media buying expertise.

Pursuant to the Purchase Agreement, Loton purchased $100,000 of Secured Convertible Notes (the “Notes”) out of a total $200,000 of Notes being offered to investors by the Company.

  The principal under the Notes accrues interest at a rate of 6% per annum. The Notes mature on March 25, 2015 and are pre-payable without penalty. Noteholders are entitled to repurchase rights under the Notes if the Company undergoes a Fundamental Change, as such term is defined in the Notes.

The noteholders have the right to convert all or part of the accrued and unpaid principal due under the Note into membership interests of the Company comprising up to 31.67% of the fully diluted membership interests of the Company at the time of conversion.

The parties to the Purchase Agreement also entered into a Security Agreement to secure the principal and interest under the Notes.

The description of terms and conditions of the Purchase Agreement, the Notes and the Security Agreement set forth herein does not purport to be complete and is qualified in its entirety by the full text of the Purchase Agreement, the Notes, and the Security Agreement the forms of which shall be attached as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2013 and, when filed, shall be incorporated into this Item 1.01 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOTON, CORP

Dated: April 5, 2013	By:	/s/ Robert S. Ellin
Robert S. Ellin Chief Executive Officer